Exhibit h.6

FEE WAIVER AGREEMENT

VIRTUS MULTI-STRATEGY TARGET RETURN FUND

This Fee Waiver Agreement (the “Agreement”) is effective as of March 11, 2016, by and between Virtus Alternative Solutions Trust, a Delaware statutory trust (the “Registrant”), on behalf of Virtus Multi-Strategy Target Return Fund (the “Fund”), and the Adviser of the Fund, Virtus Alternative Investment Advisers, Inc., a Connecticut corporation (the “Adviser”).

WHEREAS, the Adviser renders advice and services to the Fund pursuant to the terms and provisions of the Investment Advisory Agreement, as may be amended from time to time, entered into between the Registrant and the Adviser (the “Advisory Agreement”); and

WHEREAS, the Adviser desires to maintain the expenses of the Fund at a level below the level to which such Fund might otherwise be subject; and

WHEREAS, the Adviser understands and intends that the Registrant will rely on this Agreement in preparing post-effective amendments to the Registrant’s registration statement on Form N-1A and in accruing the expenses of the Registrant for purposes of calculating net asset value and for other purposes, and expressly permits the Registrant to do so;

NOW, THEREFORE, the parties hereto agree as follows:

1.      Fee Waiver. The Adviser hereby agrees to waive the Fund’s advisory fee at the specified rate (“Fee Waiver”) as noted for the Fund in Appendix A of this Agreement for the time period indicated.

2.      Recoupment of Fees and Expenses. The Adviser agrees that it shall not be entitled to be reimbursed by the Fund for any expenses that it has waived or limited.

3.      Term, Termination and Modification. This Agreement is effective on the date specified herein and shall remain in effect, unless sooner terminated as provided below in this Paragraph. After the initial term stated in Attachment A, this Agreement shall automatically renew for the term and conditions stated in the then current prospectus unless the Adviser provides written notice to the Fund of the termination of this Agreement, or the modification of the Fee Waiver specified for the Fund in Appendix A of this Agreement, within 30 days of the end of the then current term. This Agreement may be terminated by the Registrant on behalf of the Fund at any time without payment of any penalty or by the Board of Trustees of the Registrant upon thirty (30) days’ written notice to the Adviser. In addition, this Agreement shall terminate with respect to the Fund upon termination of the Advisory Agreement with respect to such Fund.

4.      Assignment. This Agreement and all rights and obligations hereunder may not be assigned without the written consent of the other party.

5.      Severability. If any provision of this Agreement shall be held or made invalid by a court decision, statute or rule, or shall otherwise be rendered invalid, the remainder of this Agreement shall not be affected thereby.

6.      Captions. The captions in this Agreement are included for convenience of reference only and in

1

no way define or limit any of the provisions hereof or otherwise affect their construction or effect.

7.      Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware without giving effect to the conflict of laws principles thereof; provided that nothing herein shall be construed to preempt, or to be inconsistent with, any federal securities law, regulation or rule, including the Investment Company Act of 1940, as amended, and the Investment Advisers Act of 1940, as amended, and any rules and regulations promulgated thereunder.

8.      Computation. At the end of any month during which this Agreement is in effect, the Adviser shall waive its fee under the Advisory Agreement in an amount that is equal to the fee waiver as computed on the last day of the month, based on the average net assets for the period.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and attested by their duly authorized officers.

VIRTUS ALTERNATIVE SOLUTIONS TRUST		VIRTUS ALTERNATIVE INVESTMENT
ADVISERS, INC.

By:	/s/ W. Patrick Bradley	By:	/s/ Francis G. Waltman

2

APPENDIX A

Fee Waiver	Term

0.05%	March 11, 2016 through March 1, 2017

3